EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-49364, No. 333-49372, No. 333-39854, No. 333-86565, and No. 333-146166) and Form S-3 (No. 333-80043, No. 333-93301, No. 333-32674, No. 333-45868, No. 333-52450, No. 333-75760, No. 333-99059, No. 333-107590, No. 333-115029, No. 333-118397, and No. 333-146165) of EasyLink Services International Corporation (the “Company”) of our report dated October 22, 2007, relating to the consolidated financial statements of the Company as of July 31, 2007, and for the two years in the period ended July 31, 2007, which report appears in the July 31, 2008 annual report on Form 10-K of the Company.
/s/ Tauber & Balser, P.C.
Atlanta, Georgia
October 20, 2008